UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 31, 2015

Lumentum Holdings Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-36861	47-3108385
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

400 North McCarthy Boulevard, Milpitas, CA		95035
(Address of Principal Executive Offices)		(Zip Code)

(408) 546-5483

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 31, 2015, Lumentum Holdings Inc. (“Lumentum”) entered into a series of agreements with Viavi Solutions Inc. (“Viavi”), formerly JDS Uniphase Corporation, pursuant to which Viavi agreed to transfer its communications and commercial optical products business and the WaveReady product lines (“CCOP”) to Lumentum (the “Separation”) and distribute 80.1% of the outstanding common stock of Lumentum to Viavi stockholders (the “Distribution”). Lumentum was formed to hold Viavi’s CCOP business and, as a result of the Distribution, is now an independent public company trading under the symbol “LITE” on The Nasdaq Stock Market. The Distribution was made at 12:01 a.m., Eastern Daylight Time, on August 1, 2015 (the “Effective Time”) to Viavi’s shareholders of record as of the close of business on July 27, 2015 (the “Record Date”), who received one share of Lumentum common stock for every five shares of Viavi common stock held as of the close of business on the Record Date and not sold prior to August 4, 2015, the ex-dividend date. In connection with the Separation and the Distribution, Lumentum entered into several agreements with Viavi that govern the separation of the CCOP business and relationship of the parties prior to, at and following the separation, including the following:

•	Contribution Agreement;

•	Membership Interest Transfer Agreement;

•	Separation and Distribution Agreement;

•	Stockholder’s and Registration Rights Agreement;

•	Tax Matters Agreement;

•	Employee Matters Agreement; and

•	Intellectual Property Matters Agreement.

A summary of certain material features of the agreements can be found in the section entitled “Certain Relationships and Related Party Transactions—Agreements with JDSU” in Lumentum’s Information Statement dated July 16, 2015 (the “Information Statement”), which is attached hereto as Exhibit 99.1. The summary of the applicable agreements is incorporated by reference into this Item 1.01 as if restated in full. This summary is qualified in its entirety by reference to the Contribution Agreement, Membership Interest Transfer Agreement, Separation and Distribution Agreement, Stockholder’s and Registration Rights Agreement, Tax Matters Agreement, Employee Matters Agreement and Intellectual Property Matters Agreement, which are included with this report as Exhibits 2.1, 2.2, 2.3, 4.1, 10.1, 10.2 and 10.3, respectively, each of which is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation and Appointment of Directors

As of the Effective Time, each of Brian Lillie, Harold Covert, Penelope Hersher, Martin Kaplan and Samuel Thomas were elected as directors of Lumentum, and Rex Jackson, who had been serving as a member of the board of directors of Lumentum (the “Board”), resigned as a director of Lumentum. Alan Lowe will remain on the Board and will continue to serve as a director of Lumentum following the Distribution.

Biographical and compensation information on each of the directors elected to the Board, as well as Alan Lowe, can be found in Lumentum’s Information Statement under the section entitled “Management—Board of Directors Following the Separation” and for Mr. Lowe, under the section entitled “Management — Executive Officers Following the Separation”, and “Director Compensation”, each of which is incorporated by reference into this Item 5.02.

As of the Effective Time:

•	Mr. Covert , Mr. Kaplan and Mr. Lillie were appointed to serve as members of the Audit Committee of the Board, and Mr. Covert was appointed as Audit Committee chairperson;

•	Mr. Covert, Ms. Herscher and Mr. Thomas were appointed to serve as members of the Compensation Committee of the Board, and Ms. Hersher was appointed as Compensation Committee chairperson;

•	Ms. Herscher, Mr. Kaplan and Mr. Lillie were appointed to serve as members of the Governance Committee of the Board, and Mr. Kaplan was appointed as Governance Committee chairperson; and

•	Mr. Kaplan was appointed to serve as Chairman of the Board.

Named Executive Officer Compensation

On August 2, 2015, the Board approved annual base salary and target cash incentive opportunities for Lumentum’s named executive officers in the following amounts:

Named Executive Officer	2016 Base Salary ($)	2016 Target Incentive Opportunity (%)
Alan Lowe, Chief Executive Officer	625,000	100%
Craig Cocchi, Senior Vice President, Operations	355,000	60%
Vincent Retort, Senior Vice President, Research and Development	375,000	60%

On August 2, 2015, the Board also adopted a single cash incentive program for fiscal 2016 for the majority of its employees globally, including its named executive officers (the “Bonus Plan”). Under the Bonus Plan, incentive bonuses are determined based on annual operating income and revenue metrics, weighted 80% and 20% respectively. Annual operating income is measured semi-annually and 50% of that metric may be paid after the first half of the fiscal year based on achievement during that period. Each participant in the Bonus Plan is assigned a target incentive opportunity (“TIO”) equal to a percentage of his or her base salary. For fiscal 2016, the assigned TIO for the named executive officers is set forth above. The actual cash incentive payments paid to each employee under the Bonus Plan may range from 0% to 200% of each employee’s assigned TIO, depending on Lumentum’s achievement of its annual operating income and revenue targets.

Alan Lowe Executive Employment Agreement

Effective as of the Effective Time, Alan Lowe, Lumentum’s Chief Executive Officer, Lumentum, and Lumentum Operations LLC (the “LLC”) entered into an employment agreement governing his at-will employment as Chief Executive Officer of Lumentum and the LLC. The employment agreement will have an initial term of three years and will automatically renew for successive one year terms unless any party provides written notice of non-renewal at least 90 days prior to the end of the term. Non-renewal of the employment agreement by Lumentum or the LLC will constitute termination of Mr. Lowe’s employment without “cause” (as defined in the employment agreement) and will entitle Mr. Lowe to certain severance benefits, as described below. However, if a “potential change in control date” (as defined in the employment agreement) occurs prior to the expiration of the employment agreement, the employment agreement will remain in effect until the earliest of (i) the period that begins on the potential change in control date and ends on the date that is 18 months following the consummation of a change in control or (ii) 12 months after the potential change in control date if no change in control has been completed; provided, however, that in the event of a protracted regulatory clearing process with respect to a potential change in control, such term shall be extended so long as Lumentum is pursuing the potential change in control in good faith.

Under the employment agreement, Mr. Lowe’s annual base salary will be $625,000 and his annual target bonus is 100% of his annual base salary. Mr. Lowe is eligible to participate in the employee benefit plans maintained by Lumentum or the LLC and generally applicable to the senior executives of the LLC. Mr. Lowe also will be granted performance share units to acquire Lumentum common stock with a value as of $750,000 (with the number of shares determined based on the conversion price) (the “Lowe PSU”), which become earned and vested as follows: (i) 100% of the Lowe PSU will be earned based on achievement against organic revenue growth target for fiscal 2016, and those earned Lowe PSUs will vest 1/3 per year on each of the first three anniversaries of the grant date, subject to his continued employment or (ii) 50% of the Lowe PSU will be earned based on achievement of the organic revenue growth rate for fiscal 2017 (and not fiscal 2016), and any earned Lowe PSUs will vest 1/2 per each on each of the second and third anniversaries of the grant, subject to his continued employment. In addition, Mr. Lowe will be granted restricted stock units of Lumentum common stock with a value of $3,100,000 (with the number of shares determined based on the conversion price), which will vest as to 33% on the first anniversary of the grant date and quarterly thereafter for the following two years, subject to his continued employment.

If Mr. Lowe’s employment is terminated without “cause” or Mr. Lowe resigns for “good reason,” or Mr. Lowe’s employment terminates due to his death or disability, and such termination of employment occurs during a period beginning on a potential change in control date and ending on the date that is 18 months following the consummation of a change in control (the “Coverage Period”), Mr. Lowe will receive (subject to Mr. Lowe signing and not revoking a release of claims with Lumentum and the LLC that become effective in accordance with the agreement): (i) a lump sum cash payment equal to 200% of his base salary for the year in which his employment is terminated plus 200% of his target annual bonus for the year in which his employment was terminated, (ii) vesting acceleration of 100% of any of Mr. Lowe’s outstanding Lumentum equity awards (effective the later of the date of termination or the date of the consummation of the change in control), and (iii) a lump sum cash payment equal to 24 multiplied by the monthly health insurance continuation premiums for the health, dental, and vision insurance options in which Mr. Lowe and his eligible dependents are enrolled on the termination date.

If Mr. Lowe’s employment is terminated without “cause” or Mr. Lowe resigns for “good reason,” in either case, outside the Coverage Period, Mr. Lowe will receive (subject to Mr. Lowe signing and not revoking a release of claims with Lumentum and the LLC that become effective in accordance with the agreement): (i) a lump sum cash payment equal to 150% of his base salary for the year in which his employment is terminated, (ii) acceleration of any of Mr. Lowe’s outstanding Lumentum equity awards such that Mr. Lowe will be vested in the number of Lumentum equity awards that Mr. Lowe would have been vested in had Mr. Lowe remained continuously employed for an additional 12 months, and (iii) a lump sum cash payment equal to 12 multiplied by the monthly health insurance continuation premiums for the health, dental, and vision insurance options in which Mr. Lowe and his eligible dependents are enrolled on the termination date.

The foregoing description of Mr. Lowe’s executive employment agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, which is attached hereto as Exhibit 10.4.

Change in Control and Severance Benefits Plan, as amended and restated

Effective as of August 2, 2015, the compensation committee of the Board amended the Change in Control Benefits Plan (the “Severance Plan”), previously filed as Exhibit 10.5 to Lumentum’s Registration Statement on Form 10, to provide that in the event an eligible executive’s employment is terminated without “cause” or the eligible executive resigns for “good reason,” in either case, occurring outside the date beginning on the public announcement of an intent to consummate a change in control of Lumentum and ending 12 months following the consummation of the change in control, the eligible executive will be entitled to receive (subject to the executive signing and not revoking a release of claims that become effective in accordance with the Severance Plan) (i) accelerated vesting any unvested Lumentum equity awards held at the time of termination as to the number of shares that otherwise would vest over the 9-month period following the termination date, (ii) a lump sum payment (less applicable tax and other withholdings) equal to 9 months of base salary, and (iii) reimbursement of COBRA premiums for the lesser of 9 months or the maximum allowable COBRA period.

The foregoing description of the Severance Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the plan, which is attached hereto as Exhibit 10.5.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 1, 2015, Lumentum amended and restated its Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”) and its Bylaws (the “Amended and Restated Bylaws”). A description of the material provisions of the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws can be found in Lumentum’s Information Statement under the section entitled “Description of our Capital Stock,” which is incorporated by reference into this Item 5.03. The description set forth in this Item 5.03 is qualified in its entirety by reference to the full text of the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws, which are attached hereto as Exhibits 3.1 and 3.2, respectively.

Item 5.05. Amendments to the Registrants Code of Ethics, or Waiver of a Provision of the Code of Ethics

In connection with the Distribution, Lumentum adopted a Code of Business Conduct effective as of immediately prior to the Effective Time. A copy of Lumentum’s Code of Business Conduct is available under the Investor Relations section of Lumentum’s website at www.lumentum.com.

Item 8.01. Other Events

On August 3, 2015, Lumentum issued a press release announcing the completion of the Distribution and the commencement of Lumentum’s operations as an independent company. A copy of the press release is attached hereto as Exhibit 99.2.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are provided as part of this Form 8-K:

Exhibit No.	Description

2.1	Contribution Agreement

2.2	Membership Interest Transfer Agreement

2.3	Separation and Distribution Agreement

3.1	Amended and Restated Certificate of Incorporation

3.2	Amended and Restated Bylaws

4.1	Stockholder’s and Registration Rights Agreement

10.1	Tax Matters Agreement

10.2	Employee Matters Agreement

10.3	Intellectual Property Matters Agreement

10.4	Employment Agreement for Alan Lowe

10.5	Change in Control and Severance Benefits Plan

99.1	Lumentum Information Statement

99.2	Press Release

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lumentum Holdings Inc.

/s/ Aaron Tachibana
Aaron Tachibana
Chief Financial Officer

August 6, 2015